Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our reports dated March 16, 2006 relating to the consolidated financial statements of Copano Energy, L.L.C. (which report expresses an unqualified opinion and includes an explanatory paragraph related to, effective July 1, 2003 changes in accounting for financial instruments with characteristics of both liabilities and equity and, effective December 31, 2005, changes in accounting for conditional asset retirement obligations) and management’s report on the effectiveness of internal control over financial reporting dated March 16, 2006 and (2) our report dated March 29, 2005 relating to the financial statements of Webb/Duval Gatherers for the year ended December 31, 2004, all appearing in the Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
October 31, 2006